Exhibit 4

WAIVER

THIS WAIVER (this “Waiver”) is entered into as of this 30th day of June 2016, by and between TRANSATLANTIC PETROLEUM LTD., an exempted company incorporated with limited liability under the laws of Bermuda (“Secured Party”), and DALEA PARTNERS, LP, an Oklahoma limited partnership (“Pledgor”).

RECITALS

A. Pledgor and Secured Party entered into a Pledge Agreement dated as of April 19, 2016 (the “Pledge Agreement”) pursuant to which Pledgor pledged $2,050,000 principal amount of those certain 13% Convertible Notes Due 2017 issued by Secured Party (the “Collateral”) pursuant to the Indenture dated as of February 20, 2015, between Secured Party, as Issuer, and U.S. Bank National Association, as Trustee (the “Indenture”).

B. Pursuant to Section 2.2(c) of the Pledge Agreement, any amount paid as interest on the Collateral and any other distributions made on the Collateral (such as dividends on Collateral consisting of securities of Secured Party) shall be immediately paid to Secured Party (1) and applied by Secured Party as a prepayment by Pledgor of the outstanding principal balance of that certain Amended and Restated Promissory Note dated as of April 19, 2016 between Pledgor, as payor, and Secured Party, as payee (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, from time to time, the “Amended Note”); and (2) after payment in full of the outstanding principal balance of the Amended Note, any remaining amount shall be applied as payment by Pledgor of any interest on the Amended Note that is then accrued and unpaid.

C. Secured Party desires to waive its right under the Pledge Agreement (and any other agreement between Secured Party and Pledgor) to receive the interest payment due July 1, 2016 on the Collateral (the “Interest Payment”).

WAIVER AND ACKNOWLEDGEMENT

1.1 Secured Party hereby waives its right under the Pledge Agreement (and any other agreement between Secured Party and Pledgor) to receive the Interest Payment and hereby directs the paying agent and additional paying agent under the Indenture to pay such Interest Payment to Pledgor. Secured Party does not waive its right to receive any other amount paid as interest on the Collateral and any other distributions made on the Collateral.

1.2 Pledgor acknowledges and agrees that other than the Interest Payment, Secured Party has not waived its right to receive any other amount paid as interest on the Collateral and any other distributions made on the Collateral,

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IN WITNESS WHEREOF, each of the parties hereto have duly executed this Waiver to Pledge Agreement as of the date first written above.

PLEDGOR:

DALEA PARTNERS, LP
By: Dalea Management, LLC, its
General Partner

By:	/s/ N. Malone Mitchell, 3rd
Name:	N. Malone Mitchell, 3rd
Title:	Manager

Address:
16803 North Dallas Parkway
Addison, TX 75001

Signature Page

SECURED PARTY:

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Chad Burkhardt
Name:	Chad Burkhardt
Title:	Vice President and General Counsel

Address:

16803 North Dallas Parkway
Suite 200
Addison, Texas 75001

Signature Page